                                                                    [EXHIBIT 38]
                         UNITED STATES DISTRICT COURT

                              DISTRICT OF NEVADA

                                    * * *


HILTON HOTELS CORPORATION and        |
HLT CORPORATION,                     |
                                     |
                                     |        CV-S-97-095-PMP
                         Plaintiffs, |             (RLH)
                                     |
v.                                   |
                                     |
ITT CORPORATION,                     |          O R D E R
                                     |          ---------
                                     |
                         Defendant.  |
_____________________________________|

    Before the Court for consideration is the Motion of Plaintiffs Hilton
Hotels Corporation and HLT Corporation (collectively referred to as "Hilton") for a Preliminary Injunction (#3) by which Hilton seek to enjoin Defendant ITT Corporation from increasing the size of its Board of Directors or, in the alternative, requiring ITT to give Hilton the opportunity to supplement their written notice of intention to nominate individuals for election as ITT Directors in the event ITT does increase the size of its Board; or amending the ITT By-laws to impede the effective exercise of the stockholder franchise in connection with the election of Directors at the 1997 Annual Meeting of ITT stockholders. Hilton's Motion for Preliminary Injunction has been fully briefed and on March 5, 1997, the Court conducted a hearing at which the arguments of counsel were presented.

    To obtain the preliminary injunction requested, Hilton must show the likelihood of success on the merits and the possibility of irreparable injury; or the existence of serious questions going to the merits and that the balance of hardships tips in Hilton's favor. On the record before the Court at this stage of the proceedings, Hilton has failed to sustain its burden. Indeed, although Hilton cites the possibility of future action by ITT which if taken might under certain circumstances entitle Hilton to some form of injunctive relief, the Court finds that no action has as yet been taken by ITT which would warrant intervention by this Court as requested by Hilton.

    IT IS THEREFORE ORDERED that Hilton's Motion for Preliminary Injunction (#3) is denied.

    IT IS FURTHER ORDERED that Hilton's Motion to Strike the Sader Affidavit (#17) is denied.

DATED:  March 6, 1997


                                                 /s/ PHILIP M. PRO
                                                 ----------------------------
                                                 Philip M. Pro
                                                 United States District Judge

                                      -2-